UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

[Missing Graphic Reference]

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 24, 2010

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MAGNETEK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive
Menomonee Falls, WI	53051
(Address of Principal Executive Offices)	(Zip Code)

(262) 783-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is being filed to amend the Form 8-K filed earlier today under the incorrect item number.  The Form 8-K filed earlier today was incorrectly filed under Item 3.01, Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.  The correct Item is 5.02, Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of the Company approved an Executive Long-Term Incentive Plan (“ELTIP”) for fiscal 2011 pursuant to the Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. utilizing restricted stock award grants and, in some cases, stock option grants to certain designated management employees of the Company, including the following executive officers of the Company: Peter M. McCormick, President and Chief Executive Officer, Mary J. Schwenner, Vice President and Chief Financial Officer, Ryan D. Gile, Vice President and Corporate Controller and Scott S. Cramer, Vice President, General Counsel and Corporate Secretary.  The grant date of the restricted stock awards is August 24, 2010.  In general, the number of shares of Restricted Stock that each person will receive in the aggregate will be based upon a percentage of base salary (ranging up to 100%) and will be allocated between performance-based awards (in the range of 35% to 50%) and retention-based awards in the range of (50% to 65%).  Vesting of the retention-based awards is three-year cliff vesting.  Vesting of the performance-based awards is based 50% each upon achievement of audited adjusted EBITDA and total stockholder return over three-year cumulative period for fiscal year 2011 through fiscal year 2013.  To the extent the calculated amount of a restricted stock award would exceed plan limits, a recipient will receive the remainder in stock options that vest on the same basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 26, 2010

MAGNETEK, INC.

/s/ Marty J. Schwenner
Marty J. Schwenner
Vice President and Chief Financial Officer